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                            Ridgewood Financial, Inc.
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                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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FOR IMMEDIATE RELEASE                        FOR FURTHER INFORMATION CONTACT:
---------------------                        --------------------------------

February 1, 2001                             Susan E. Naruk, President and CEO
                                             Nelson Fiordalisi, EVP and COO
                                             Ridgewood Financial, Inc.
                                             Ridgewood Savings Bank
                                             (201) 445-4000



               RIDGEWOOD FINANCIAL, INC. ANNOUNCES CASH DIVIDEND,
                FILING OF APPLICATIONS FOR BOILING SPRINGS MERGER
                            AND RESULTS OF OPERATIONS

     Ridgewood, New Jersey -- Ridgewood Financial, Inc. (the "Company") and its wholly-owned subsidiary Ridgewood Savings Bank of New Jersey, Ridgewood, New Jersey ("Ridgewood Bank") announced that the Board of Directors has declared its regular quarterly cash dividend of $.04 per share. Susan E. Naruk, President of the Company, announced that the Board of Directors declared a cash dividend of $.04 per share to stockholders of record as of February 14, 2001 and payable on or about March 1, 2001. This is the fifth consecutive quarterly cash dividend paid by the Company since the Bank converted from mutual to stock form as part of a mutual holding company reorganization in January 1999.

     On December 14, 2000, the Company announced that it had signed an Agreement and Plan of Merger (the "Agreement") with Boiling Springs Bancorp and its wholly-owned subsidiary, Boiling Springs Savings Bank, Rutherford, New Jersey ("Boiling Springs"), whereby Ridgewood Bank will merge with and into Boiling Springs Savings Bank and continue to operate as Ridgewood Savings Bank, a division of Boiling Springs Savings Bank. The public stockholders of Ridgewood Financial, Inc. will receive $18.00 in cash in exchange for each share of common stock. The Agreement is subject to certain conditions, including the receipt of regulatory approvals and the approval of the stockholders of the Company. Boiling Springs and the Company have recently filed the required applications for approval with the banking regulators. If the applications are reviewed and processed by the regulators as expected, the Company expects to seek stockholder approval at its annual stockholders meeting in approximately May 2001.

     The Company also announced earnings for the quarter and fiscal year ended December 31, 2000. Net loss for the quarter and fiscal year ended December 31, 2000 was $1,037,000 and $515,000 respectively. As previously announced, the Company recognized costs incurred in connection with the Agreement, including but not limited to the payment of $1.0 million due to Provident Savings Bank upon termination of an earlier merger agreement. The Agreement and Plan of Merger with Boiling Springs provides that in the event the Agreement is terminated because Boiling Springs is unable to obtain regulatory approval, Boiling Springs will reimburse Ridgewood for $0.5 million of this payment to


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Provident and $350,000 in additional related expenses. At December 31, 2000, the
Company had total assets of $287.7 million, total stockholders equity of $25.4 million, and an equity to assets ration of 8.83%.

     Ridgewood Bank is a New Jersey-chartered stock savings bank headquartered in Ridgewood, New Jersey, and primarily serves northwestern Bergen County, New Jersey. The Bank is wholly-owned by the Company, which has the majority of its stock held by a state mutual savings bank holding company, Ridgewood Financial, MHC. The Bank is a community and customer oriented financial institution providing a full range of financial services to local individuals, families, professionals and businesses. The Bank's deposits are federally insured by the Federal Deposit Insurance Corporation.

     The foregoing materials may contain forward-looking statements. We caution that such statements may be subject to uncertainties and actual results could differ materially and, therefore, investors should not place undue reliance on any forward-looking statements. Ridgewood Financial, Inc. specifically disclaims any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of any events or circumstances after the date of such statements.

     The common stock of Ridgewood Financial, Inc. is traded on the National Market of Nasdaq (symbol - RSBI).

            Contact: Susan E. Naruk, President and CEO (201) 445-4000
                     Nelson Fiordalisi, EVP and COO    (201) 445-4000